Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Commercial Capital Bancorp, Inc:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (No. 333-130184) of Commercial Capital Bancorp, Inc. of our reports dated March 10, 2006 relating to the consolidated statements of financial condition of Commercial Capital Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Commercial Capital Bancorp, Inc.

/s/ KPMG LLP

Los Angeles, California

March 27, 2006